UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)
of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported) October 12, 2010

OTIX GLOBAL, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	000-30335	87-0494518
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification No.)

4246 South Riverboat Road, Suite 300
Salt Lake City, UT 84123
(Address of principal executive offices)

(801) 312-1700
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On October 12, 2010, Otix Global, Inc. (“Otix”) received a revised proposal from GN ReSound A/S (“GN”) to acquire Otix at a price of $11.00 per common share.  This represents a premium of $1.00 per share over the William Demant Holding A/S (“Demant”) per share offer contained in the First Amendment to the Agreement and Plan of Merger, dated October 6, 2010.  In addition to the premium of $1.00 per share, GN increased the termination fee payable to $8 million, from $5 million, removed the closing conditions originally set forth in Section 6.03 (d) and (e) of the original merger agreement (the First Amendment to the Agreement and Plan of Merger with Demant, dated October 6, 2010 also removed these two conditions), and also removed the following language from Section 6.03 (c) regarding a scenario in which a governmental agency could impose conditions on the transaction which may cause the acquirer to cancel the transaction: “without such consents being subject to conditions that, in the reasonable opinion of the Parent, are unacceptable.” All other terms are substantially the same.

GN has indicated they have completed due diligence. They further provided a letter from their credit provider in which their credit provider indicated that GN has more than sufficient available committed credit facilities to facilitate the acquisition of Otix.

Otix’s board of directors will evaluate GN’s proposal to determine whether it currently constitutes a superior proposal. If Otix’s board of directors determines in its good faith judgment, after consultation with its advisors, that the GN proposal currently constitutes a superior proposal, then Otix’s board of directors will authorize management to notify Demant of their decision to recind their recommendation of the Demant offer and recommend the GN offer to our stockholders for their approval. Thereafter, Demant will have three days to respond to the offer before the board’s decision becomes public.

A copy of the press release issued by GN Store Nord A/S, the parent company of GN, in conjunction with this proposal is filed as Exhibit 99.1 to this report and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

99.1	GN Store Nord A/S press release, dated October 12, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.

Dated:  October 13, 2010.

OTIX GLOBAL, INC.

/s/ Michael M. Halloran

Michael M. Halloran
Vice President and Chief Financial Officer